Exhibit 10.17
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is by and between MakeMusic, Inc., a Minnesota corporation (hereinafter called “MakeMusic”), and Jeff Koch (hereinafter called “Executive”):
RECITALS
     1. The following recitals shall be considered a part of this Agreement and explain the parties’ rights and obligations under this Agreement. Any interpretation or construction of this Agreement shall be considered in light of these recitals.
     2. Executive desires to be employed by MakeMusic as its Interim Chief Executive Officer and MakeMusic desires to employ Executive as its Interim Chief Executive Officer on the terms stated in this Agreement.
     3. Executive recognizes, agrees and understands that execution of this Agreement is an express condition of employment with MakeMusic as its Interim Chief Executive Officer under the terms of this Agreement.
     4. Executive understands that his position as Interim Chief Executive Officer is temporary in nature and that MakeMusic plans to identify and hire a non-interim Chief Executive Officer. MakeMusic understands that Executive wishes to be considered for such position. If Executive is offered and accepts such position, this Agreement will terminate and the parties will enter into a new employment agreement. If applicable, it is anticipated that such agreement would include moving expenses and eligibility for additional stock options.
     NOW, THEREFORE, in consideration of MakeMusic employing Executive as its Interim Chief Executive Officer under this Agreement and/or other benefits now or hereafter paid or made available to Executive by MakeMusic, Executive and MakeMusic agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Confidential Information. For the purposes of this Agreement, “Confidential Information” means any information not generally known to the public and proprietary to MakeMusic and includes, without limitation, trade secrets, inventions, and information pertaining to research, development, purchasing, marketing, selling, accounting, licensing, business systems, business techniques, customer lists, prospective customer lists, price lists, business strategies and plans, pending patentable materials and/or designs, design documentation, documentation of meetings, tests and/or test standards, or manuals whether in document, electronic, computer or other form. For example, Confidential Information may be contained in MakeMusic’s customer lists, prospective customer lists, the particular needs and requirements of customers, the particular needs and requirements of prospective customers, and the identity of customers or prospective customers. Information shall be treated as Confidential Information irrespective of its source and any information which is labeled or marked as being “confidential” or “trade secret” shall be presumed to be Confidential Information.

     1.02 Invention. For purposes of this Agreement, the term “Invention” means ideas, discoveries, and improvements whether or not shown or described in writing or reduced to practice and whether patentable or not, relating to any of MakeMusic’s present or future sales, research, or other business activities, or reasonably foreseeable business interests of MakeMusic.
ARTICLE II
EMPLOYMENT, COMPENSATION AND BENEFITS
     2.01 Employment With MakeMusic. MakeMusic hereby employs Executive in the position of Interim Chief Executive Officer of MakeMusic and Executive hereby accepts such employment with MakeMusic.
     2.02 Term. This Agreement and Executive’s employment hereunder shall commence on November 10, 2010 and end when terminated by either Executive or MakeMusic, with or without Cause, upon 30 days’ written notice to the other party.
     If MakeMusic terminates Executive’s employment without Cause on or before November 9, 2011, MakeMusic shall, as severance pay, continue to pay Executive his ending base salary through November 9, 2011. As a condition to Executive’s receipt of such severance pay, Executive shall be required to execute, return, comply with and not rescind a full and final release of any and all claims in favor of MakeMusic. Such release agreement shall be prepared by MakeMusic. The severance pay shall be paid on MakeMusic’s regular payday schedule, beginning with the first regularly scheduled payday following expiration of any applicable rescission periods set forth in the release agreement.
     2.03 Duties.
     (a) Executive agrees, during his employment, to devote his full time and best efforts to the businesses of MakeMusic, including, without limitation, the performance of those duties and responsibilities reasonably and customarily associated with his position; provided, however, that Executive’s duties and responsibilities shall be subject to determination by MakeMusic’s Board of Directors or its designee. Executive shall be granted such powers and authority as are reasonably and customarily associated with his position.
     (b) Executive shall report to, and at all times shall be subject to the direction of MakeMusic’s Board of Directors or its designee.
     (c) Executive, at all times during his employment with MakeMusic, shall comply with MakeMusic’s reasonable standards, regulations and policies as determined or set forth by MakeMusic from time to time and as applicable to executive employees of MakeMusic.
     (d) Executive’s primary place of employment shall be MakeMusic’s headquarters in Eden Prairie, Minnesota.
     2.04 Outside Activities. Executive shall not engage in any activities that pose a conflict of interest with MakeMusic or his duties hereunder.

     2.05 Base Salary. Executive’s initial annualize base salary under this Agreement shall be calculated on the gross amount of $222,480. Effective January 1, 2011, Executive’s annualized base salary shall be increased to $229,154. Executive’s base salary shall be less withholding for income and FICA taxes and any other proper deductions, and paid to him in accordance with MakeMusic’s normal payroll practices. Future adjustments, if any, to annual base salary will be determined by MakeMusic.
     2.06 Bonus Pay. During the term of this Agreement, Executive shall be eligible to participate in MakeMusic’s executive incentive bonus plan according to its terms, with such bonus amount to be prorated for any partial calendar year of employment hereunder.
     2.07 Stock Option. Upon commencement of employment hereunder, Executive shall be entitled to receive a five-year stock option to purchase 50,000 shares under MakeMusic’s 2003 Equity Incentive Plan. This option shall vest monthly at the rate of 4,166 shares per month for the first four months and 4,167 per month for the next eight months. The exercise price of this option shall be equal to the closing sale price of MakeMusic’s stock on the date of grant. In the event MakeMusic terminates Executive’s employment without Cause (as defined in Exhibit A hereto) before such option is fully vested, this option shall become immediately exercisable.
     2.08 Fringe Benefits From MakeMusic. Executive shall be eligible to participate in any and all employee benefit plans and programs offered by MakeMusic from time to time, including, but not limited to, any medical, dental, short-term disability and life insurance coverage, stock option, or retirement plans, in accordance with the terms and conditions of those benefit plans and programs and on a basis consistent with that customarily provided to MakeMusic’s executive employees.
     2.09 Vacation. In addition to the foregoing compensation and fringe benefits, Executive shall be entitled to accrue up to five (5) weeks paid time off per calendar year (prorated for partial calendar years of service). Such vacation shall be subject to MakeMusic’s paid vacation policies as they may exist from time to time.
     2.10 Expenses. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by MakeMusic for all reasonable, ordinary and necessary travel, entertainment and other business related expenses incurred by Executive (in accordance with the policies and procedures established by MakeMusic for executive employees from time to time) in the performance of his duties and responsibilities under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and MakeMusic’s policies and procedures. MakeMusic agrees that Executive need not relocate his personal residence to the Minneapolis, Minnesota area during the term of this Agreement and that it will reimburse Executive up to $3,600 per month for documented expenses for his travel between MakeMusic and his home and housing/lodging expenses in the Minneapolis, Minnesota area.

ARTICLE III
PROTECTION OF TRADE SECRETS AND
CONFIDENTIAL BUSINESS DATA
     3.01 Confidential Information. The definition of “Confidential Information” as set forth in Paragraph 1.01 is not intended to be complete. From time to time during the term of his employment, Executive may gain access to other information not generally known to the public and proprietary to MakeMusic concerning MakeMusic’s businesses that is of commercial value to MakeMusic, which information shall be included in the definition under Paragraph 1.01 above, even though not specifically listed in that Paragraph. The definition of Confidential Information and the provisions of this Article III apply to any form in which the subject information, trade secrets, or data may appear, whether written, oral, or any other form of recording or storage.
     3.02 Maintain in Confidence. Executive shall hold the Confidential Information, including trade secrets and/or data, in the strictest confidence and will never, without prior written consent of MakeMusic, directly or indirectly disclose, assign, transfer or convey such information, or communicate such information to others or use it for his own or another’s benefit. Without the prior written consent of MakeMusic, Executive shall not communicate Confidential Information to a competitor of MakeMusic or any other person or entity, including, but not limited to, the press, other professionals, corporations, partnerships or the public, at any time during his employment with MakeMusic or at any time after his termination of employment with MakeMusic, regardless of the reason for the Executive’s termination, whether voluntary or involuntary. Executive further promises and agrees that he will faithfully abide by any rules, policies, practices or procedures existing or which may be established by MakeMusic for insuring the confidentiality of the Confidential Information, including, but not limited to, rules, policies, practices or procedures:
     (a) Limiting access to authorized personnel;
     (b) Limiting copying of any writing, data or recording;
     (c) Requiring storage of property, documents or data in secure facilities provided by MakeMusic and limiting safe or vault lock combinations or keys to authorized personnel; and/or
     (d) Checkout and return or other procedures promulgated by MakeMusic from time to time.
     3.03 Return of Information. Upon termination of the employer-employee relationship, whether voluntary or involuntary, or at any time upon MakeMusic’s request, Executive will return to MakeMusic any and all written or otherwise recorded form of all Confidential Information (and any copies thereof) in his possession, custody or control, including, but not limited to, notebooks, memoranda, specifications, customer lists, prospective or potential customer lists, or price lists. Executive will not take with him, upon leaving MakeMusic’s place of business or employment with MakeMusic, any such documents, data, writings, recordings, or reproduction in any form which may have been entrusted or obtained by him during the course of his employment or to which he had access, possession, custody or control, except with MakeMusic’s express, written permission. In the event of termination of Executive’s employment, whether voluntary or involuntary, or at any time upon MakeMusic’s request, Executive will deliver to MakeMusic all Confidential Information in recorded form in his possession, custody or control and shall also deliver any and all property, devices, parts, mock-ups, and finished or unfinished machinery or equipment in his possession, custody or control which belongs to MakeMusic. Executive shall also deliver, upon termination of his employment, whether voluntary or involuntary, or at any time upon MakeMusic’s request, all records, drawings, blueprints, notes, notebooks, memoranda, specifications and documents or dates, in any form, which contain Confidential Information.
     3.04 Return of MakeMusic Property. In the event of termination of Executive’s employment, whether voluntary or involuntary, or at any time upon MakeMusic’s request, all corporate documents, records, files, credit cards, computer disks and tapes, computer access cards, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of MakeMusic which is in Executive’s possession shall be returned to MakeMusic at its principal business office on the date of termination of Executive’s employment, or within one business day thereafter if such duty to return property is triggered by MakeMusic’s request or termination of employment without notice. Executive may copy, at Executive’s expense, documents, records, materials and information of MakeMusic only with MakeMusic’s express, written permission.
ARTICLE IV
COVENANT NOT TO COMPETE
     4.01 Noncompete and Nonsolicitation. In exchange for MakeMusic’s covenants under this Agreement, Executive expressly agrees that, during his employment with MakeMusic (except on behalf of MakeMusic) and for a period of twelve (12) months following termination of his employment with MakeMusic, regardless of the party initiating termination and regardless of the reason for the termination, Executive shall not, directly or indirectly, acting on behalf of himself, another business or competitor, without the prior written consent of MakeMusic:
     (a) anywhere within the United States (which Executive acknowledges to be MakeMusic’s trade area), own, manage, operate, control, be employed by, consult for, participate in, or provide products or services of any kind to, any business, entity or person that is in competition with MakeMusic or markets, sells, or provides products or services that are the same as or similar to, or compete with, products or services offered by MakeMusic at the time;
     (b) render any services, advice or counsel as an owner, employee, representative, agent, independent contractor, consultant or in any other capacity, for any third party, if the rendering of such services, advice or counsel involves, may involve, requires or is likely to result in the use or disclosure by Executive of any Confidential Information;
     (c) solicit, contact, take away or interfere with, or attempt to solicit, contact, take away or interfere with, any of MakeMusic’s customers or potential customers with whom Executive (or other employees of MakeMusic under his supervision) had contact during the twelve (12) month period immediately preceding his termination date, for the purpose of offering to provide or providing them with any products or services that are the same as or similar to, or compete with, products or services offered by MakeMusic at the time;
     (d) solicit, contact, take away or interfere with, or attempt to solicit, contact, take away or interfere with, any of MakeMusic’s employees (working with MakeMusic at that time or at any time in the six months prior to Executive’s termination date) for the purpose of hiring them as an employee, contractor or consultant or inducing them to leave their employment with MakeMusic; or
     (e) solicit, contact, take away or interfere with, or attempt to solicit, contact, take away or interfere with, any of MakeMusic’s suppliers or vendors (at that time or at any time in the six months prior to Executive’s termination date) for the purpose of inducing them to end or alter their relationship with MakeMusic.
     4.02 Understandings. Executive acknowledges and agrees that MakeMusic informed him that the restrictive covenants contained in this Agreement would be required as part of the terms and conditions of his employment under this Agreement, that he signed and returned this Agreement to MakeMusic prior to commencing employment under the terms of this Agreement, he has carefully considered the restrictions contained in this Agreement and that they are reasonable, that the restrictions in this Agreement will not unduly restrict him in securing other employment in the event of his termination from MakeMusic; and that employment under the terms of this Agreement amounts to valuable consideration, to which Executive would not otherwise be entitled, to support enforcement of the restrictive covenants contained in this Agreement.
     4.03 Additional Consideration. As additional consideration for Executive’s agreements in Paragraph 4.01, MakeMusic shall pay Executive $1,000, less required and authorized deductions and withholding. Such payment shall be made by MakeMusic within ten (10) days following Executive’s execution of this Agreement.
ARTICLE V
INVENTIONS
     5.01 Disclosure. Executive shall promptly and fully disclose to MakeMusic and will hold in trust for MakeMusic’s sole right and benefit, any Invention which Executive, during the period of his employment, makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice either alone or in conjunction with others that:
     (a) Relates to any subject matter pertaining to Executive’s employment;

     (b) Relates to or is directly or indirectly connected with the business, products, projects, or Confidential Information of MakeMusic; or
     (c) Involves the use of any time, material or facility of MakeMusic.
     5.02 Assignment of Ownership. Executive hereby assigns to MakeMusic all of Executive’s right, title, and interest in and to all such Inventions as described in Paragraph 5.01 and, upon MakeMusic’s request, Executive shall execute, verify, and deliver to MakeMusic such documents including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable MakeMusic to obtain the sole right, title, and benefit to all such Inventions.
     5.03 Excluded Inventions. It is further agreed, and Executive is hereby so notified, that the above agreement to assign Inventions to MakeMusic does not apply to any invention for which no equipment, supplies, facility or Confidential Information of MakeMusic was used, which was developed entirely on Executive’s own time, and
     (a) Which does not relate:
     (i) Directly to the businesses of MakeMusic; or
     (ii) To MakeMusic’s actual or demonstrably anticipated research or development; or
     (b) Which does not result from any work performed by Executive for MakeMusic.
     5.04 Prior Inventions. Attached to this Agreement and initialed by both parties is a list of all of the Inventions, by description, if any, in which Executive possesses any right, title, or interest prior to commencement of his employment with MakeMusic, which are not subject to the terms of this Agreement.
     5.05 Specific Performance. Executive expressly acknowledges and agrees that any violation of any terms of Paragraphs 5.01 or 5.02 may result in the issuance of a temporary restraining order and/or injunction against Executive to effect specific performance of the terms of Paragraphs 5.01 or 5.02.
ARTICLE VI
ARBITRATION
     6.01 Agreement to Arbitrate. With the exception of MakeMusic’s rights to seek injunctive relief and/or specific performance in a court of competition jurisdiction in connection with breaches by Executive of Paragraphs 3.02, 3.03, 3.04, 4.01 and/or 5.01 or 5.02 of this Agreement, all disputes or claims arising out of or in any way relating to this Agreement, including the making of this Agreement, shall be submitted to and determined by final and binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes. The award of the arbitrator(s), or a majority of them, shall be final and judgment upon such award may be entered in any court of competent jurisdiction. This arbitration provision shall continue in full force and effect after Executive’s termination of employment under this Agreement.
     6.02 Discovery. In addition to any other procedures provided for under the rules of the NASD or the AAA, upon written request, each party shall, at least 14 days prior to the date of any hearing, provide to the opposite party a copy of all documents relevant to the issues raised by any claim or counterclaim and a list of all witnesses to be called by that party at the hearing and each party shall be permitted to take one deposition at least 14 days prior to any hearing.
     6.03 Costs. The costs of proceedings under Article VI shall be paid in accordance with the provisions of Article VII below.
ARTICLE VII
CERTAIN MAKEMUSIC REMEDIES; ATTORNEYS’ FEES AND COSTS
     7.01 Certain MakeMusic Remedies. The parties acknowledge and agree that MakeMusic will suffer irreparable harm if Executive breaches Paragraphs 3.02, 3.03, 3.04, 4.01 and/or 5.01 or 5.02 of this Agreement. Accordingly, MakeMusic shall be entitled, in addition to any other right and remedy it may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, enjoining or restraining Executive from any violation of such Paragraphs, and Executive hereby consents to MakeMusic’s right to seek the issuance of such injunction.
     7.02 Payment of Fees and Expenses. If any party initiates or becomes a party to a formal proceeding in law or equity, or under Article VI, involving this Agreement, and if either party obtains a substantial portion of the relief requested by that party (the “prevailing party”), then the non-prevailing party shall pay all of its and the prevailing party’s reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred with respect to such proceeding. If neither party obtains a substantial portion of the relief requested each shall bear its/his own expenses.
ARTICLE VIII
INDEMNIFICATION
     8.01 Indemnification. As to acts or omissions of Executive which are within the scope of Executive’s authority as an officer, director, or employee of MakeMusic and/or any affiliate of MakeMusic, MakeMusic shall indemnify Executive, and his legal representatives and heirs, to the maximum extent permitted by Minnesota law.
ARTICLE IX
MISCELLANEOUS
     9.01 Survival of Provisions. The parties agree that Articles I, III — IX of this Agreement shall survive termination of this Agreement and termination of Executive’s employment for any reason.

     9.02 Notification of Restrictive Covenants. Executive authorizes MakeMusic to notify third parties (including, but not limited, MakeMusic’s clients and competitors) of the terms of Articles I, III-IX of this Agreement and the Executive’s responsibilities hereunder.
     9.03 Severability. If a court or arbitrator(s) rules that any part of this Agreement is not enforceable, that part may be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be so modified, that part may be severed and the other parts of the Agreement shall remain enforceable.
     9.04 Governing Law. This Agreement shall be governed according to the laws of the State of Minnesota.
     9.05 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. This Agreement may be assigned by MakeMusic. This Agreement is binding on any successors or assigns of MakeMusic.
     9.06 Waiver. The waiver by any party of the breach or nonperformance of any provision of this Agreement by any other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement or any similar agreement with any other employee.
     9.07 Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:
     (a) To MakeMusic by notice to MakeMusic’s Board of Directors.
     (b) To Executive at his home address as it then appears on the records of MakeMusic, it being the duty of the Executive to keep MakeMusic informed of his current home address at all times.
The date on which notice to MakeMusic or Executive shall be deemed to have been given if mailed as provided above shall be the date on the certified mail return receipt. Personal delivery to Executive shall be deemed to have occurred on the date notice was delivered to Executive personally, or deposited in a mail box or slot at Executive’s residence by a representative of MakeMusic or any messenger or delivery service.
     9.08 Modification. This Agreement sets forth the entire understandings and agreements between the parties and is the complete and exclusive statement of the terms and conditions thereof, that there are no other written or oral agreements in regard to the subject matter of this Agreement other than those agreements, plans, programs and policies expressly referred to herein. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.
     9.09 Code Section 409A. Notwithstanding anything in this Agreement to the contrary, MakeMusic expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary to comply with Internal Revenue Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.
     9.10 Counterparts. This Agreement maybe executed by facsimile transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.
     9.11 No Strict Construction. The language used in this Agreement will be deemed to be chosen by MakeMusic and Executive to express their mutual intent. No rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Employment Agreement effective as of the date first above written.

EXECUTIVE
Date: November 12, 2010	/s/ Jeff Koch
Jeff Koch

MAKEMUSIC, INC.
Date: November 12, 2010	/s/ Karen L. VanDerBosch
Karen L. VanDerBosch
Chief Operating Officer and Chief Financial Officer

Exhibit A
     For purposes of this Agreement, Cause shall mean the following:
     (a) Failure of Executive to (i) faithfully, diligently or competently perform the material duties, requirements and responsibilities of his employment as contemplated by this Agreement or as assigned by MakeMusic’s Board of Directors or its designee, or (ii) take reasonable direction consistent with his position from MakeMusic’s Board of Directors or its designee; or
     (b) Failure of Executive to comply with the material, reasonable policies, regulations and directives of MakeMusic as in effect from time to time; or
     (c) Any act or omission on the part of Executive which constitutes a failure to comply with material provisions of this Agreement; or
     (d) Any act or omission on the part of Executive which is clearly and materially harmful to the reputations or businesses of MakeMusic, including, but not limited to, personal conduct of Executive which is inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of MakeMusic’s employees; or
     (e) Conviction of Executive of, or a guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony.
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